As filed with the Securities and Exchange Commission on March 1, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

First Trust/abrdn Global Opportunity Income Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

First Trust/abrdn Global Opportunity Income Fund

March 1, 2024

Dear Shareholder:

IMPORTANT VOTE FOR YOUR FUND!

You are being asked to consider an important proposal regarding the proposed reorganization of the First Trust/abrdn Global Opportunity Income Fund (FAM) (the “Fund”) with and into abrdn Income Credit Strategies Fund (“ACP”) (the “Reorganization”). The special meeting of shareholders of the Fund has been adjourned to March 7, 2024 (the “Special Meeting”), in order to allow shareholders more time to vote.

The Fund believes there are many potentional benefits of the Fund’s tax-free Reorganization into ACP, including:

•	Higher Distribution Rate: ACP has a higher distribution rate than your Fund.
•	Narrower Trading Discount: ACP has a history of trading at a narrow trading discount to net asset value, whereas your Fund has historically traded at a wider and more persistent discount to net asset value.
•	Improved Trading: Shares of ACP trade at higher volumes at a tighter bid/ask spread percentage than those of your Fund.
•	Better Performance: ACP has outperformed your Fund on both a market value and net asset value basis over the 1-, 3- and 5-year periods ending December 31, 2023. Please refer to the Joint Proxy Statement/Prospectus for the full presentation of performance of ACP and the Fund.

Please help your Fund and vote today, no matter how many shares you own.

Vote FOR the Reorganization on the WHITE proxy card.

The Fund’s Board of Trustees (the “Board”) recommends that you vote FOR the Proposal on the WHITE proxy card.

Institutional Shareholder Services, the leading independent proxy advisory firm, has recommended that shareholders vote FOR the approval of the Reorganization on the Fund’s WHITE proxy card.

Prevent Saba Capital Management L.P. (“Saba”), an activist hedge fund investor, from derailing the Reorganization to advance its own self-interested agenda.

As of the record date of the Special Meeting Saba held only a nominal economic interest in your Fund. Saba is trying to derail the Reorganization to advance its own agenda at the expense of shareholders at-large and deprive shareholders of the potential benefits of the Reorganization. The Board urges you NOT to sign any gold proxy cards sent to you by Saba.

If you already signed a gold proxy card from Saba, you have the right as a shareholder of the Fund to change your vote before the Special Meeting takes place. You can do this by completing the WHITE proxy card sent to you by your Fund, which will replace the gold proxy card you previously completed.

If your Fund does not obtain enough votes, the Reorganization cannot be consummated and you may not receive the potential benefits of the Reorganization. Please vote using one of the following options:

1.	VOTE ONLINE

Log on to the website shown on the WHITE proxy card. Please have the WHITE proxy card in hand to access your control number and follow the on-screen instructions.

2.	VOTE BY MAIL

Complete, sign, date and return the WHITE proxy card.

If you have any questions, please contact the Fund’s proxy solicitor, EQ Fund Solutions LLC, at (866) 620-8437 weekdays from 9:00 a.m. to 10:00 p.m. Eastern Time.

YOUR VOTE IS VERY IMPORTANT!

DO NOT DELAY! VOTE THE WHITE PROXY CARD NOW!

Thank you for your continued support.

Sincerely,

First Trust/abrdn Global Opportunity Income Fund

_/s/ James A. Bowen

James A. Bowen

Chairman of the Board